Exhibit 4.5

PPM ENERGY

401(k) PLAN

January 1, 2006

PPM Energy, Inc.

1125 NW Couch Street

Portland, Oregon 97209 Company	Company

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		Page
ARTICLE 12 Miscellaneous Provisions		44

12.01	Information Furnished	44
12.02	Applicable Law	44
12.03	Plan Binding on All Parties	44
12.04	Not Contract of Employment	44
12.05	Notices	44
12.06	Benefits Not Assignable; Qualified Domestic Relations Orders	44
12.07	Nondiscrimination	45
12.08	Nonreversion of Assets	45
12.09	Forfeiture of Benefits for Lost Persons	46

ARTICLE 13 Special Top-Heavy Plan Rules		46

13.01	Application of Rules	46
13.02	Determination of Top-Heavy Status	46
13.03	Top-Heavy Plan Restrictions	47

APPENDIX A: REQUIRED DISTRIBUTIONS		1
APPENDIX B: ELIMINATION OF INSTALLMENTS		6

INDEX OF TERMS

Term	Section	Page
Absence Because of Maternity or Paternity	3.04-1(d)	7
Administrative Committee	9.01	37
ADP	4.04-2	13
ADS Shares	10.03-1	42
Affiliate	2.01-2	2
Agent for Service of Process	9.02-2	38
Annual Addition	4.09-3	17

Beneficiary	7.03	32
Break in Service	3.04	7
Break-in-Service Year	3.04-1(b)	7

Casual Employee	3.01-3(a)	4
Committee	9.01	37
Company	Heading, 9.03	1, 38
Compensation	4.01	8
CP	4.04-2	13

Death Benefit	7.01	31
Deferred Retirement Date	6.01-2(b)	26
Disability	7.02-2	32
Discretionary Contribution	4.06-1	15

Effective Date	1.01-1	1
Elective Transfer	5.06-2(d)	26
Eligible Recipient	6.04-3(d)	29
Eligible Retirement Plan	6.04-3(b)	28
Eligible Rollover Distribution	6.04-3(c)	29
Employee	3.01-4	5
Employer	2.01-3, 9.03	2, 38
Employer Securities	10.03	42
Employment Year	3.02-2	5
Excess Deferral	4.02-3	10

Financial Hardship	5.03-8	21
FMLA Leave	3.03-2(d)	7

Highly Compensated Employee	4.04-4	13
Hour of Service	3.02-4	5

Investment Fund	10.02-1	40

Key Employee	13.02-4	47

Term	Section	Page
Leased Employee	3.01-3(b)	4
Leaves of Absence	3.03	6
Limitation Year	1.01-3	1

Matching Contribution	4.03	12
Maternity or Paternity	3.04-1(d)	7

Non-Key Employee	13.02-4	47
Normal Retirement Date	6.01-2(a)	26

PacifiCorp Plan	Preamble	1
Participant	3.01-5	5
Plan	Preamble, 1.02-1	2
Plan Administrator	9.02-2	38
Plan Year	1.01-3	1
Post-Tax Contributions	4.07	16
Pre-Tax Contributions	4.02	9

Qualified Domestic Relations Order	12.06-2	45
Qualified Employee	3.01-3	4

Retirement Plan	5.05-3	25
Rollover	5.05	25

Scottish Power	Preamble	1
Service	3.02	5
Service Year	3.02-1	5

Tender Offer	10.02-5(a)	41
Top-Heavy Plan	13.02-1	46
Transfer	5.06	25
Trustee	10.01	40

Valuation Date	1.01-2	1

Year of Service	3.02-3	5

v

PPM ENERGY

401(k) PLAN

January 1, 2006

PPM Energy, Inc. 1125 NW Couch Street Portland, Oregon 97209	Company

The Company participated as an adopting employer in the PacifiCorp K Plus Employee Savings and Stock Ownership Plan, which included an employee stock ownership plan that formed a portion of the plan that was a profit sharing plan within the meaning of Treasury Regulation section 54.4975-11(a)(5) (the “PacifiCorp Plan”). PacifiCorp and the Company are subsidiaries of Scottish Power plc (“Scottish Power”) and the PacifiCorp Plan holds American depository securities representing shares of Scottish Power (“ADS Shares”) as “employer securities” within the meaning of section 4975 of the Internal Revenue Code (the “Code”).

The Company anticipates that PacifiCorp will be acquired and will cease to be a member of the same controlled group of corporations that includes the Company. The Company also does not wish to maintain an employee stock ownership plan. The Company adopts this Plan to provide for retirement benefits for its employees and the employees of Affiliates that adopt this plan, separate from PacifiCorp and the PacifiCorp Plan.

ARTICLE 1

Relevant Dates; Qualification

1.01 Effective Date; Valuation Dates; Plan Year

1.01-1 The Plan is effective as of January 1, 2006 and the following special provisions apply:

(a) A Qualified Employee as of January 1, 2006 shall be eligible to participate in contributions as early as January 1, 2006 based on employment and service before January 1, 2006. Service to PacifiCorp before January 1, 2006 shall be treated solely for this purpose as service to an Employer.

(b) Special effective date provisions apply to amounts transferred from the PacifiCorp Plan as provided in Exhibit B.

1.01-2 December 31 of each year shall be the regular valuation date. Each other date on which the trust assets are valued at the request of the Committee shall be a special valuation date.

1.01-3 The plan year and limitation year shall be a calendar year.

1.02 Qualification

1.02-1 The Plan and the related trust are maintained for the exclusive benefit of eligible employees and are intended to comply with sections 401(a), 401(k), and 501 of the Internal Revenue Code and applicable Treasury Regulations. The Plan is a profit sharing plan.

1.02-2 If the Commissioner of Internal Revenue rules that this Plan and the related trust do not qualify under sections 401(a), 401(k), and 501 of the Internal Revenue Code, the Company may, within the time permitted by applicable law and regulations, amend the Plan retroactively to qualify. This is a new plan, adoption which is contingent on initial approval by the Internal Revenue Service in response to a determination letter request. If the Plan and trust are rescinded for failure initially to qualify, all contributions, adjusted for interim investment results and expenses, shall be returned, and all rights of employee shall cease as though the Plan and trust had not been adopted.

ARTICLE 2

Application to the Company and Affiliates

2.01 Eligible Employers

2.01-1 The Company has adopted the Plan, and any affiliate approved by the Company may adopt the Plan, for the benefit of its employees.

2.01-2 “Affiliate” means a corporation, person, or other entity that is any of the following:

(a) A member, with an Employer, of a controlled group of businesses under section 414(b) of the Internal Revenue Code.

(b) A member, with an Employer, of a group of trades or businesses under common control under section 414(c) of the Internal Revenue Code.

(c) A member, with an Employer, of an affiliated service group under section 414(m) of the Internal Revenue Code.

(d) A member, with an Employer, of a group of businesses required to be aggregated under section 414(o) of the Internal Revenue Code.

(e) An entity that has been designated an affiliate for this purpose by the Company.

2.01-3 “Employer” means the Company and any adopting affiliate. All of the plan assets are available to pay benefits for all participants in the Plan.

2.02 Service for Affiliates

2.02-1 Transfer of employment from one affiliate to another shall not cause a termination or Break in Service.

2.02-2 Work for any affiliate, whether or not an adopting Employer, shall be counted as Service after the business becomes an affiliate or an earlier date fixed by the Company or in a statement of adoption.

2.02-3 If a business is acquired by the Company or an affiliate and not continued as a separate affiliate, Service for employees of the acquired business who become employees of the Company or the acquiring affiliate shall be counted from their date of hire by the Company or the affiliate. Past service for the acquired business may be counted from dates fixed by the Company or in a statement of adoption, filed with the Committee and announced to affected employees.

2.02-4 If a person is employed by two or more affiliates at the same time, the following rules shall apply:

(a) Service for both affiliates shall count to determine whether a Service Year is a Year of Service.

(b) The employee may elect pre-tax contributions up to the maximum allowed percentage of compensation from each Employer but may not elect contributions from compensation from a nonadopting affiliate.

(c) The employee shall receive a share of the matching contribution from each Employer based on pre-tax contributions with respect to compensation from each.

(d) The employee shall receive an allocation of discretionary contributions, if any, based on compensation from each Employer.

2.03 Adoption Procedure

An affiliate may adopt the Plan by a written statement signed by the affiliate, approved by the Company and filed with the Trustee. The statement shall include the effective date of adoption and any special provisions that are to be applicable only to employees of the adopting affiliate.

ARTICLE 3

Eligibility and Service

3.01 Conditions of Eligibility

3.01-1 A Qualified Employee of an Employer shall become eligible to participate in the Plan as follows:

(a) Eligibility to elect pre-tax contributions shall begin in the pay period in which the Qualified Employee becomes eligible for an Employer’s welfare benefits. Such eligibility occurs on the first of the calendar month coinciding with or next following the Qualified Employee’s first day of employment, or such later date as the administrative actions necessary to permit election of pre-tax contributions are completed. In no event shall eligibility occur more than 90 days after the first day of employment.

(b) Eligibility for all contributions, other than pre-tax contributions, shall begin with the first day of the pay period that starts after the Qualified Employee completes one Year of Service.

3.01-2 The Committee may postpone the eligibility dates described in 3.01-1(a) or (b) to the first day of the next pay period after the pay period described.

3.01-3 “Qualified Employee” means any employee of Employer except the following:

(a) A “casual employee” as categorized in Employer’s personnel policies, including any of the following:

(1) A worker who is on call, has no regular established work week and has no fixed days or hours of work. However, the employee shall be a Qualified Employee and shall be eligible for all contributions beginning with the first pay period following completion of a Year of Service.

(2) A project consultant for a fixed period of 12 months or less.

(b) An employee covered by a collective bargaining agreement that does not provide for participation in the Plan.

(c) A leased employee treated as an employee for pension purposes solely because of section 414(n) of the Internal Revenue Code. “Leased employee” means any person who is not an employee of any Employer or affiliate if all of the following apply:

(1) The person provides services pursuant to an agreement between an Employer or affiliate and a leasing organization.

(2) The person has performed such services for Employer or affiliate on a substantially full-time basis for a period of at least one year.

(3) Such services are performed under primary direction or control by Employer or affiliate.

(d) An employee identified as a “temporary employee” within Employer’s payroll system.

(e) An individual classified by Employer as an independent contractor or as an employee of a nonaffiliated entity.

(f) A nonresident alien who has no US-source earned income.

3.01-4 “Employee” means for a year a person who receives an IRS Form W-2 from Employer or an affiliate under 2.01-2, other than a person who receives a Form W-2 solely because of payments from a nonqualified deferred compensation plan or because of payments for the year attributable entirely to services performed in a prior year. A leased employee under 3.01-3(c) is not an employee. A person who does not receive an IRS Form W-2 for a period shall not be treated as an eligible employee for that period even if it is later determined that the person was entitled to receive an IRS Form W-2 for the period.

3.01-5 Every employee eligible to elect contributions or having an account under the Plan shall be known as a “participant.” The Committee shall inform participants about the Plan and furnish enrollment forms for designating beneficiaries, making contribution elections, and making investment elections.

3.02 Service

3.02-1 “Service Year” means:

(a) For initial eligibility under 3.01 and Break in Service under 3.04 — an Employment Year.

(b) For vesting under 8.01 — an Employment Year.

3.02-2 “Employment Year” means the 12-month period starting on the date the employee first performs an Hour of Service or an anniversary of that date.

3.02-3 “Year of Service” means a Service Year in which an employee has 1,000 or more Hours of Service.

3.02-4 “Hours of Service” are the following:

(a) Hours, whether or not worked, for which the employee is directly or indirectly paid or entitled to payment.

(b) Regularly scheduled hours during a leave of absence under 3.03.

(c) Hours covered by a back pay award or agreement, regardless of mitigation of damages, unless already counted.

(d) Hours paid for at or after termination of employment for unused vacation, holiday, sick leave, disability, or jury duty.

(e) Hours as a leased employee under 3.01-3(c) or in another non-Qualified employment capacity.

3.02-5 The following shall apply to Hours of Service for periods not worked:

(a) Hours shall be computed and attributed to Service Years in accordance with Department of Labor Regulations sections 2530.200b-2(b) and (c).

(b) Hours directly or indirectly paid for under 3.02-4(a) include regularly scheduled hours during periods of disability when the individual is receiving payments from an Employer or from an insurance company under a policy maintained by Employer or under workers’ compensation laws.

(c) Hours directly or indirectly paid for under 3.02-4(a) do not include hours during periods in which an individual receives payments only under unemployment compensation laws, regardless of the source of payment.

(d) Hours counted under 3.02-4(d) do not include any hours on account of severance pay, except severance pay in lieu of Service.

3.02-6 Hours of Service shall be counted as follows:

(a) For employees who are paid semimonthly, 95 hours shall be counted for each half-monthly pay period in which the employee has one or more Hours of Service.

(b) For employees who are paid bi-weekly, 90 hours shall be counted for each bi-weekly pay period in which the employee has one or more Hours of Service.

3.03 Leaves of Absence

3.03-1 An employee on leave of absence shall be treated as employed for all purposes under the Plan.

3.03-2 Leave of absence under 3.03-1 shall mean the following:

(a) Leave of absence authorized by Employer if the employee returns within the time prescribed and otherwise fulfills all conditions imposed by Employer.

(b) Leave of absence in accordance with Employer policies because of illness or accident, including disability that does not result in retirement, if the employee returns promptly after recovery.

(c) Periods of military service if the employee returns with employment rights protected by law.

(d) Periods of leave (“FMLA Leave”) covered by the Family and Medical Leave Act of 1993 or by a state law that provides leave rights.

3.03-3 In authorizing leaves of absence, Employer shall treat all employees who are similarly situated alike as much as possible.

3.03-4 If a person on leave fails to meet the conditions of the leave or fails to return to work when required, the following shall apply:

(a) Employment shall be terminated and accrual of Service shall stop when the failure occurs if either of the following applies:

(1) The leave is not for military service and the failure is because of death, disability under 7.02, or retirement.

(2) The leave is FMLA leave.

(b) If (a) does not apply, employment shall be terminated and accrual of Service shall stop as of the date the leave began.

(c) No previous allocation of contributions or forfeitures shall be changed.

(d) Any resulting forfeiture shall occur not earlier than the date the failure occurs.

3.04 Break in Service

3.04-1 A Break in Service shall be determined as follows:

(a) A Break in Service shall occur when an employee has five consecutive Break-in-Service Years.

(b) Subject to (c), a Break-in-Service Year is a Service Year in which an employee who has terminated employment has no Hours of Service.

(c) Regardless of Hours of Service, an employee absent because of maternity or paternity shall not, because of such absence, have a Break in Service Year until the second Employment Year following the Employment Year in which the absence begins, subject to (e).

(d) “Absence because of maternity or paternity” means an absence from Service because of any of the following:

(1) Pregnancy.

(2) Birth of the employee’s child or care following birth.

(3) Adoption of the employee’s child or care following adoption or placement for adoption.

(e) Paragraph (c) above shall not apply unless the employee furnishes timely information satisfactory to the Committee to establish the following:

(1) That the absence was due to maternity or paternity.

(2) The length of such absence.

3.04-2 Intermittent periods of Service shall be aggregated until there are five consecutive Break-in-Service Years. If such a Break in Service occurs and the employee has a later Hour of Service, Years of Service before the Break will be counted regardless of the length of the break.

3.04-3 If an employee has a Break in Service, has later Service, and Service before the Break in Service is counted, the following shall apply:

(a) The employee shall participate immediately on resumption of employment as a Qualified Employee.

(b) Service before and after the Break in Service shall be combined for vesting of future contributions.

(c) Restoration of any forfeiture of an employee’s account shall be governed by 8.05.

ARTICLE 4

Contributions

4.01 Compensation

4.01-1 “Compensation” means the following subject to 4.01-3 and to the limits in 4.01-2:

(a) For deductibility under 4.08, compensation means wages subject to income tax withholding, as reported on IRS Form W-2.

(b) For the annual addition limit under 4.09-2(b), for determination of highly compensated employees under 4.04-4, and for ADP and CP testing under 4.04-2, compensation means the amount described in (a) plus pre-tax contributions and amounts set aside by the participant from otherwise taxable income for benefits through a plan covered by section 125 of the Code.

(c) For discretionary contributions under 4.06, pre-tax contributions under 4.02 and matching contributions under 4.03, compensation means the amount in (b), but excluding all of the following:

(1) Noncash compensation, expense reimbursement, and fringe benefits, including, but not limited to premiums for group term life insurance (except as set aside by the participant from otherwise taxable income as provided in (b) above), moving expenses and welfare benefits.

(2) Payments before or at termination of employment on account of unused paid time off.

(3) Payment for or after termination of employment (such as disability benefits and severance pay).

(4) Cash or in-kind recognition or special service awards.

(5) Equity based pay, such as awards of ADS Shares or stock, performance units, appreciation rights, taxable income from stock options or vesting of restricted stock or other property, and the Company’s Annual Incentive Plan.

(d) For purposes of the ADP and CP tests under 4.06-2, the Plan Administrator may apply an alternative definition of compensation permitted by Internal Revenue Code section 414(s) in lieu of the definition in 4.01-1(b).

4.01-2 Except for determination of the annual addition limit, compensation counted for any participant shall be limited to $200,000 plus any cost-of-living adjustment authorized by applicable law. The limit shall apply to compensation after reduction for pre-tax contributions and salary reductions under section 125 of the Code. It shall not prevent pre-tax contributions from continuing after a participant has received compensation in excess of the limit so long as 4.04 is satisfied based on compensation after the limit has been imposed.

4.01-3 During any leave of absence for military service under 3.03-2(c), compensation shall be imputed at the rate the participant would have been paid if not absent. If this amount is not reasonably certain, compensation shall be based on the participant’s average compensation during the 12 months immediately before the leave began, or all such months if fewer than 12.

4.02 Pre-tax Contributions

4.02-1 For each plan year Employer shall make pre-tax contributions in cash as follows for participants not excluded for pre-tax contributions by the terms of an Employer’s adoption statement or a collective bargaining agreement:

(a) Subject to 4.08, 4.09, and the limits stated below, the contribution for a participant shall be an amount elected by the participant, and the participant’s compensation for the year shall be reduced by that amount.

(b) A participant may elect pre-tax contributions not greater than 75 percent of the participant’s compensation, subject to priority for withholding and reductions of amounts required by law or otherwise elected or authorized by the participant. The Committee may fix lower maximums for highly compensated employees to satisfy the requirements of 4.04.

(c) Except to the extent permitted for catch-up pre-tax contributions under 4.02-5, the maximum pre-tax contribution for any participant under (a) shall be $15,000, plus adjustments after 2006 for cost-of-living as authorized by applicable law.

(d) In the first year of participation, compensation shall be counted for the part year after participation starts.

4.02-2 The Committee shall establish rules covering the method and frequency of elections and procedures for starting, stopping, and changing the rate of pre-tax contributions and determining sources of compensation that may be subject to elections.

4.02-3 If an employee’s pre-tax contributions for a plan year would be more than permitted under 4.02-1(c) (an “excess deferral”), the following shall apply:

(a) Any direction for such an excess deferral shall be invalid and the directed deferral shall not be made. An excess deferral made by mistake shall be returned under 12.08-3 if possible by the end of the plan year during which the excess deferral is received. If a participant’s excess deferral cannot be returned by the end of the plan year, it shall be withdrawable under (b) by the participant by notice in accordance with Committee rules and the rules in (c) shall apply.

(b) If an excess deferral occurs because of combined pre-tax deferrals under the Plan and another plan, the participant may withdraw the excess only if all of the following conditions are satisfied:

(1) The participant notifies the Committee of the excess deferral by March 1 following the close of the year, unless the Committee waives the deadline.

(2) The notice specifies how much of the excess deferral is to be withdrawn from the Plan.

(3) Other applicable rules of the Committee are followed.

(c) Any withdrawal under (a) or (b) shall be completed by April 15 following the close of the year for which the excess deferral is made.

(d) A participant’s withdrawal under (b) shall be reduced by the amount of any excess contribution previously distributed under 4.05-2 for the same plan year.

(e) A participant’s withdrawal under (a) or (b) shall include related investment earnings and shall be reduced by the amount of any excess contribution previously distributed under 4.05-2 for the same plan year.

4.02-4 A participant who returns from military leave under 3.03-2(c) may elect pre-tax contributions on account of the period of leave as follows:

(a) Subject to (c), make-up pre-tax contributions may be elected during the contribution make-up period under (b) out of compensation payable during such make-up period.

(b) The contribution make-up period begins on the date the participant is reemployed and ends on the earlier of the following:

(1) The fifth anniversary of reemployment.

(2) The last day of a period that is three times the period of military leave.

(c) To the extent permitted by applicable regulations, make-up contributions may be made out of funds other than compensation. Each such contribution shall be considered made when the participant delivers funds to the plan equal to the contribution amount.

(d) The participant shall file an election with the Committee designating the plan year during military leave to which make-up pre-tax contributions under (a) and (c) relate.

(e) Pre-tax contributions under (a) and (c), plus pre-tax contributions otherwise made for the plan year for which the make-up contributions are made, shall not exceed the applicable limit on pre-tax contributions and catch-up pre-tax contributions for the plan year for which the make-up contributions are made, and 4.02-3 shall apply. If the participant is a highly compensated employee for the year for which the make-up contributions are made, the pre-tax contributions are limited to amounts that would not cause the participant’s individual deferred percentage for the year to exceed the limit in 4.04-3.

4.02-5 A participant who has attained the age of 50 before the end of a plan year may elect additional pre-tax contributions to the Plan for such plan year as follows:

(a) The additional pre-tax contributions for a plan year shall not be more than the lesser of:

(1) The excess of the participant’s compensation for the plan year over the participant’s pre-tax contributions made pursuant to 4.02-1 through 4.02-4.

(2) $5,000, plus adjustments after 2006 for cost-of-living as authorized by applicable law.

(b) The additional pre-tax contributions shall be made out of compensation for the plan year in which they are elected and shall not be subject to the limits in 4.02-1(c), 4.04-3, and 4.09.

4.03 Matching Contributions

4.03-1 Employer shall make a matching contribution in cash for each participant for each plan year as follows:

(a) The contribution for each participant shall be 100 percent of the participant’s matchable basic pre-tax contributions under (b) and (c) below for the year.

(b) “Basic pre-tax contributions” are the participant’s pre-tax contributions, other than those attributable to amounts under 4.02-5 that are in excess of the limit in 4.02-1(c).

(c) Matchable basic elective contributions are the participant’s basic pre-tax contributions up to five percent of the participant’s compensation for the year. For a new participant, the limit shall be based on compensation as a Qualified Employee for the part year after participation starts.

4.03-2 Matching contributions shall be credited to each participant’s account for matching contributions.

4.03-3 Pre-tax contributions shall be determined after giving effect to any reductions under 4.05, 4.09-6, or 12.08.

4.03-4 Each plan year, Employer shall make an additional matching contribution with respect to make-up pre-tax contributions made during that plan year under 4.02-4 as follows:

(a) The additional matching contribution shall be determined separately with respect to each plan year to which a participant’s election under 4.02-4(d) relates.

(b) The amount of the additional matching contribution with respect to any plan year during military leave shall equal the amount of additional matching contribution that would have been made had the make-up pre-tax contributions been made during that plan year.

4.04 Contribution Limits for Highly Compensated Employees

4.04-1 For each year the Plan shall satisfy the nondiscrimination tests in sections 401(k)(3) and 401(m) of the Internal Revenue Code in accordance with Treasury Regulations sections 1.401(k)-1 and 1.401(m)-1 and -2. The following provisions shall be applied in a manner consistent with the Internal Revenue Code and Treasury Regulations sections, which are incorporated by this reference.

4.04-2 For each plan year the Committee shall determine the actual deferral percentage (“ADP”) and the contribution percentage (“CP”) of the eligible employees who are highly compensated employees under 4.04-4 and the ADP and CP of the remaining eligible employees as follows:

(a) The ADP and CP for the highly compensated employees or for the non-highly compensated employees is the average of the individual deferral or contribution percentages for all eligible employees in the group.

(b) An employee’s individual deferral percentage is the individual’s pre-tax contributions for the year as a percentage of the individual’s compensation under (d). Excess pre-tax deferrals for a nonhighly compensated employee under a plan maintained by Employer shall be disregarded.

(c) An employee’s individual contribution percentage is that individual’s matching contributions for the year as a percentage of the individual’s compensation under (d).

(d) Compensation for purposes of the ADP and CP is compensation as defined in 4.01-1 while the employee is eligible to participate.

(e) The Committee may, for any year, treat matching contributions not needed for the CP test as pre-tax contributions for purposes of the ADP test and pre-tax contributions not needed for the ADP test as matching contributions for purposes of the CP test. No contributions may be used in both tests.

(f) The following shall be aggregated to determine the ADP and CP for this provision and for 4.04-3:

(1) All plans that are aggregated with the Plan under Internal Revenue Code sections 401(a)(4) and 410(b) (other than for the average benefit percentage test).

(2) All cash and deferred arrangements in which the same highly compensated employee is eligible to participate.

4.04-3 Neither the ADP nor the CP of the highly compensated employees may exceed the greater of the following as adjusted in 4.04-4:

(a) 1.25 times the ADP or CP of the nonhighly compensated employees for the current plan year.

(b) 2 percentage points higher than the ADP or CP of the nonhighly compensated employees for the current plan year, up to two times such ADP or CP.

4.04-4 “Highly compensated employee” is defined in section 414(q) of the Internal Revenue Code and related Treasury Regulations. In determining which employees are highly compensated employees, the following shall apply:

(a) Subject to (b), (c), and (d), highly compensated employees for a plan year are persons who perform services for Employer during the year or the prior plan year and are one of the following:

(1) An owner of 5 percent or more of an Employer during either year.

(2) A person paid over $80,000 for the prior year who is among the highest paid 20 percent of employees of Employer for such prior year, aggregating employees of all statutory affiliates under 2.01-2.

(b) The dollar amount in (a) shall be adjusted in accordance with Treasury Regulations for changes in cost of living.

(c) Former employees shall be taken into account in accordance with applicable regulations.

(d) Pay for this purpose shall mean compensation under 4.01-1(b).

4.05 Actions to Correct Excess Contributions for Highly Compensated Employees

4.05-1 If the ADP or CP of the highly compensated employees would exceed the limits in 4.04-3, the Committee shall determine the amount of the excess, as follows:

(a) If the ADP limit is exceeded, the total amount of excess pre-tax contributions shall be determined by reducing individual deferral percentages, reducing the highest individual deferral percentages first, until the ADP does not exceed the limit.

(b) If the CP limit is exceeded, the total amount of excess matching contributions shall be determined by reducing individual contribution percentages, reducing the highest individual contribution percentages first, until the CP does not exceed the limit.

4.05-2 The total amount of excess pre-tax contributions or excess matching contributions under 4.05-1(a) or (b) shall be reduced and the reduction shall be allocated among the highly compensated employees, taking the highest dollar amount of pre-tax contributions or matching contributions first, as follows:

(a) The pre-tax contributions for highly compensated employees shall be reduced by the amount of the allocated excess pre-tax contributions.

(b) The matching contributions for highly compensated employees shall be reduced by the allocated excess matching contributions.

4.05-3 Reductions shall be made in pre-tax contributions and matching contributions as follows:

(a) The reduction of excess matching contributions under 4.05-2(b) shall be forfeited, with related earnings, as follows:

(1) The reduction shall be forfeited to the extent of any unvested balance in the matching contribution account of the highly compensated employee to whom the reduction applies. The unvested balance shall be determined before the reduction.

(2) Amounts forfeited shall be applied to pay plan expenses or offset future matching contributions.

(b) Subject to (c) and section 414(v) of the Internal Revenue Code, any excess amount not forfeited under (a) shall be distributed, with related earnings, to the highly compensated employee to whom the reduction applies. Related earnings shall be the earnings on unforfeited excess contributions for the plan year of deferral. The related earnings shall be determined under applicable regulations. Distribution shall be made during the plan year after the year to which the excess applies.

(c) A distribution under (b) because of the ADP test shall be reduced by the amount of any excess deferral previously distributed under 4.02-3 for the same plan year.

4.06 Discretionary Contributions

4.06-1 For each year Employer shall make a discretionary contribution in such amount, if any, as may be fixed by the Company. The contribution shall be uniform for all Employers in proportion to compensation of participants.

4.06-2 Discretionary contribution shall be allocated as follows:

(a) Allocation shall be in proportion to compensation under 4.01-1(c) as a Qualified Employee. For a new participant the allocation shall be based on compensation as a Qualified Employee for the part year after participation starts.

(b) A participant must have 1,000 Hours of Service for the year under 3.02-3 and be employed by Employer at the end of the year to receive an allocation unless (c) below applies.

(c) The 1,000 Hours of Service requirement in (b) shall be prorated and the year end employment requirement shall be waived for an otherwise eligible employee who terminates employment during the year because of death, disability or retirement.

4.06-3 Employer shall make additional discretionary contributions as follows for a participant who returns from military leave under 3.03-2(c):

(a) The additional discretionary contributions shall be determined separately with respect to each plan year during which the participant was absent on military leave.

(b) The additional discretionary contributions with respect to a year during any period of absence for military leave shall equal the amount of additional discretionary contributions that would have been made on behalf of the participant for the plan year if the compensation imputed under 4.01-3 had been paid during the period of absence.

(c) The additional discretionary contributions shall be subject to the limits in 4.08 and 4.09 that applied to the plan year for which the additional contribution is made.

4.06-4 Discretionary contributions shall be credited to each participant’s account for discretionary contributions.

4.07 Post-Tax Contributions

No post-tax contributions by employees shall be required or accepted under the Plan. Post-tax contributions made or maintained under the PacifiCorp Plan and transferred to the Plan shall be held under the Plan in a post-tax contribution account for distribution under the terms of the Plan.

4.08 Deductibility

4.08-1 Contributions are conditioned upon deductibility under section 404 of the Internal Revenue Code. To the extent a deduction is disallowed, 12.08 shall apply.

4.08-2 If contributions would exceed the limit because of another defined contribution plan, the amount recovered under 12.08 shall be charged in the same order as reductions under 4.09-9.

4.09 Limit on Annual Additions

4.09-1 Benefits shall be limited in accordance with the following rules as provided in Internal Revenue Code section 415 and related Treasury Regulations. The following provisions shall be applied in a manner consistent with the Internal Revenue Code and Treasury Regulations, which are incorporated by this reference.

4.09-2 Subject to section 414(v) of the Internal Revenue Code, no annual addition for any participant shall be more than the lesser of the following:

(a) $40,000 plus any cost-of-living adjustment authorized by applicable law, or

(b) 100 percent of the participant’s compensation, as defined in 4.01-1(b), for the limitation year.

4.09-3 “Annual addition” means for any limitation year the sum of all contributions and forfeitures allocated to the participant’s accounts for the year.

4.09-4 In applying the limitations on annual additions, all employers that are statutory affiliates as described in 2.01-2, with the adjustment provided in section 415(h) of the Internal Revenue Code, shall be considered a single employer.

4.09-5 If Employer maintains one or more other defined contribution plans at any time, the annual additions under all such plans shall be combined for purposes of applying the above limitations giving effect to any adjustment allowed for annual additions under any other plan. For the purposes of 4.09-2(a) only, any contribution to a separate account for post-retirement medical benefits for a key employee under a funded welfare benefit plan shall be considered such an annual addition and amounts allocated to an individual medical account under section 415(l)(2) of the Internal Revenue Code shall be considered such an annual addition.

4.09-6 If an annual addition for a participant would exceed the limit in 4.09-2 as a result of allocation of forfeitures, a reasonable error in estimating a participant’s compensation, a reasonable error in determining the amount of elective contributions that may be made under the limits of 4.09, or under other limited facts and circumstances that justify the availability of these rules, then the excess will be disposed of in accordance with Treasury Regulation sections 1.415-6(b)(6)(ii) and (iv) as follows:

(a) Any elective contributions, to the extent they would reduce the excess amount, will be reduced, and related earnings shall be distributed to the participant.

(b) If after action under (a) an excess amount still exists and the participant is covered by the Plan at the end of the limitation year, the excess amount in the participant’s account will be used to reduce employer contributions (including any allocation of forfeitures) for such participant in the next limitation year, and each succeeding limitation year if necessary.

(c) If after action under (b) an excess amount still exists and the participant is not covered by the plan at the end of a limitation year, the excess amount will be held unallocated in a suspense account. The suspense account will be applied to reduce employer contributions for all remaining participants in the next limitation year, and each succeeding limitation year if necessary.

(d) If a suspense account is in existence at any time during a limitation year pursuant to this section, gains and losses may be credited to the suspense account as determined by the Committee. If a suspense account is in existence at any time during a particular limitation year, all amounts in the suspense account must be allocated and reallocated to participant’s accounts before any Employer contributions may be made to the Plan for that limitation year. Excess amounts may not be distributed to participants or former participants.

4.09-7 If an annual addition for a participant would exceed the limit in 4.09 because of any other tax qualified retirement plan of an Employer, the contribution under the Plan shall stand and the contributions or benefits under the other plan shall be reduced as necessary to meet the limit.

4.09-8 If a pre-tax contribution is reduced under 4.09-6(a), the amount shall be returned to Employer and Employer shall promptly increase the participant’s compensation by the same amount.

4.10 Time and Payment of Contributions

4.10-1 Employer shall make payments to the Trustee to cover all contributions as follows:

(a) Subject to (b) and (c), a pre-tax contribution shall be paid as soon as the amount can reasonably be identified and separated from Employer’s other assets. Payment shall in any event be made within 15 business days after the end of the month in which the participant would otherwise have received the amount deducted from pay on account of the pre-tax contribution.

(b) All contributions for a plan year shall be paid within the regular or extended time for filing Employer’s federal income tax return for the year.

(c) In any event, all pre-tax and matching contributions for a plan year shall be paid no later than 12 months after the end of the plan year.

4.10-2 Any amount that is paid after the end of the year within the time allowed under 4.10-1(b) shall be treated as though paid on the last day of the year.

ARTICLE 5

Participants’ Accounts

5.01 Participants’ Accounts

5.01-1 The Committee shall keep such separate accounts for each participant as may be necessary to administer the plan properly.

5.01-2 The Committee shall furnish each participant annually with a statement showing contributions and forfeiture allocations to date and the funds credited to each account.

5.02 Valuations and Adjustments

5.02-1 As of each regular or special valuation date, the trust funds shall be valued and the values allocated as follows:

(a) The Trustee shall value the pooled investment funds and segregated accounts at their fair market values and report the values to the Committee.

(b) The Trustee shall determine the fair market value of Employer Securities as of each regular or special valuation date. The Trustee shall engage a qualified independent person, approved by the Committee, who meets the requirements similar to the requirements for an appraiser in regulations under section 170(a)(1) of the Internal Revenue Code to value Employer Securities that are not publicly traded.

(c) The Committee shall allocate the pooled fund values to segregated and nonsegregated accounts as of the valuation date as follows:

(1) The allocation to nonsegregated accounts shall be in proportion to account balances on the valuation date before adding any allocations or subtracting any withdrawals or other distributions made as of that date, and appropriate adjustment shall be made for any interim contributions or distributions since the last valuation date.

(2) Segregated accounts shall be adjusted individually to reflect changes affecting each account.

5.02-2 Whenever the Committee finds it desirable to avoid a material distortion in benefits or otherwise to administer the plan properly, it may do either of the following:

(a) Call for a special valuation.

(b) Defer pending distributions until after the next regular valuation date.

5.03 In-Service Withdrawals

5.03-1 All or part of a participant’s post-tax contributions originally accrued or maintained under the PacifiCorp Plan may be withdrawn before termination of employment at the participant’s option, subject to 5.04-3(c), in the following order:

(a) The lesser of accumulated post-tax contributions made before January 1, 1987 or the current value of the account may be withdrawn first.

(b) If all amounts under (a) have been withdrawn, the remainder of the account may be withdrawn.

5.03-2 If all amounts under 5.03-1 have been withdrawn, a participant may withdraw any amounts attributable to rollovers and unrestricted transfers without a showing of financial hardship. A restricted transfer is one that is attributable to accounts that were subject to legally required withdrawal restrictions under the transferor plan and is not an elective transfer under 5.06-2(d). Amounts transferred from the PacifiCorp Plan are restricted.

5.03-3 The following accounts may be withdrawn before termination of employment to the extent needed for a financial hardship of the participant approved by the Committee under 5.03-9:

(a) The lesser of (1) or (2), taking into account pre-tax contributions transferred from the PacifiCorp Plan:

(1) Pre-tax contributions.

(2) The current balance of the pre-tax contribution account.

(b) Subject to 5.03-5, the current balance of the participant’s rollover and unrestricted transfer account, including earnings to the most recent valuation date.

5.03-4 Subject to 5.03-5(b), a participant over age 59 1/2 may withdraw all or part of the participant’s accounts at the participant’s option.

5.03-5 Withdrawals shall not be allowed from the following:

(a) Funds necessary to provide adequate security for a loan under 5.04, except on default of a loan under 5.04-3(d).

(b) Funds (including post-transfer earnings) attributable to amounts transferred from a money purchase pension plan, excluding amounts attributable to any after-tax employee contributions included in the transfer, unless the employee has reached age 70 1/2.

5.03-6 A participant who is totally disabled under Employer’s Long-Term Disability Plan may withdraw all or part of the participant’s accounts at the participant’s option.

5.03-7 A participant who has reached age 70 1/2 may elect to receive all or part of the participant’s entire accounts.

5.03-8 “Financial hardship” means a participant’s immediate and heavy financial need that cannot be met from other reasonably available resources and is caused by one or more of the following:

(a) Medical expenses under Internal Revenue Code section 213(d) of the participant, a dependent member of the participant’s immediate family or household, or another dependent.

(b) The cost of tuition and room and board for post-secondary education and related educational fees for the next 12 months for the participant, the participant’s child or spouse, or a dependent allowed under the Code.

(c) The cost of buying the principal residence of the participant, not including making mortgage payments.

(d) The cost of preventing eviction from or foreclosure on the principal residence of the participant.

5.03-9 Withdrawals shall be carried out under the following rules:

(a) The withdrawal date shall be fixed by the Committee after application by the participant under Committee procedures.

(b) No hardship withdrawal shall be granted unless the participant has borrowed the maximum amount available under 5.04-4 and has withdrawn all amounts available under 5.03-1.

(c) The Committee may require a minimum advance notice, may establish a minimum amount, may limit the amount and frequency of withdrawals and may delay payment of an approved withdrawal to permit a special valuation, to permit liquidation of necessary assets or for other pertinent reasons.

(d) The Committee shall designate which investment fund or funds are to be charged with the withdrawal if more than one fund is involved.

(e) Accounts shall be adjusted as of the last regular or special valuation date on or before the withdrawal unless the Committee elects to have a special valuation, which will then control.

(f) Withdrawals from post-tax contributions shall be charged in the following order:

(1) Against contributions made before 1987.

(2) Against contributions made after 1986 and a proportionate share of related earnings.

(3) Against earnings related to contributions made before 1987.

5.03-10 If the withdrawal is because of financial hardship, the participant is prohibited from electing pre-tax contributions under the Plan and all other plans maintained by Employer for six months after receipt of the withdrawal.

5.04 Loans to Participants

5.04-1 The Committee shall instruct the Trustee to lend money to a participant or beneficiary as follows:

(a) The Committee shall make loans to participants and beneficiaries who are parties in interest under section 3(14) of ERISA on a reasonably equivalent basis as follows:

(1) The borrower must establish an intention and a reasonably certain capacity to repay the loan and interest when due, and may have not more than two loans outstanding at any time.

(2) A beneficiary shall not be eligible for a loan unless all events needed to make the beneficiary’s rights unconditional have occurred.

(3) A loan shall be available for not less than $1,000 and not more than the limits specified in 5.04-4.

(4) Loans shall not be made available to highly compensated employees in an amount greater than the amount available to other employees expressed as a percentage of the account, subject to (3).

(b) The loan date shall be fixed by the Committee after application by the borrower under Committee procedures.

(c) Receipt of a loan shall constitute consent by the participant to withdrawals under 5.04-3 before normal retirement age.

(d) Reasonable fees may be charged to the borrower or the borrower’s account for making and administering the loan.

5.04-2 Loans shall be secured as follows:

(a) A loan shall be secured by the participant’s account balances. The loan shall be held as part of the accounts that secure the loan, and any payments of principal and interest and any withdrawals on default shall be credited to or charged against such accounts.

(b) All loans shall be paid by payroll deduction sufficient to service the loan. Termination of the employment producing the pay shall constitute a default.

5.04-3 If a loan is not repaid when due, the following shall apply:

(a) The Committee shall have the option to declare the entire principal and interest immediately due and payable.

(b) The Committee may instruct the Trustee to withdraw from the participant’s vested accounts the amount of the loan and interest plus any applicable withholding, as provided below.

(c) After age 59 1/2 or termination of service, all or part of a participant’s entire vested plan interest may be withdrawn on default.

(d) During employment before age 59 1/2, only the following portions of a participant’s vested plan interest may be withdrawn on default:

(1) Post-tax contributions and related earnings.

(2) Elective contributions, plus earnings credited through December 31, 1988 but not later earnings, to the extent the Committee finds a financial hardship under 5.03-8. Amounts transferred from the PacifiCorp Plan shall be taken into account.

(3) Amounts attributable to rollovers and unrestricted transfers. A restricted transfer is one that is attributable to amounts that were subject to legally required withdrawal restrictions under the transferor plan and is not an elective transfer under 5.06-2(d).

(e) In all cases, withdrawals will be charged first to any post-tax contributions and related earnings. Otherwise, withdrawals will be charged as the Committee may decide against different accounts and investment funds to which contributions for the participant have been allocated.

5.04-4 Unless the Committee imposes lower limits on a nondiscriminatory basis, loans permitted by 5.04-1(a) may be made so long as the aggregate outstanding principal balance of all loans with respect to any participant does not exceed the lesser of the following at the time the loan is made:

(a) 50 percent of the participant’s vested accounts.

(b) $50,000, reduced by any principal payment made on plan loans in the 12 months preceding the date of the loan.

5.04-5 The Committee shall fix the terms of payment and interest rate for loans under the following rules, treating all persons similarly situated alike:

(a) All loans shall be evidenced by negotiable promissory notes payable to the Trustee. The maker shall be personally liable on the note regardless of any security.

(b) The interest rate shall be a reasonable rate fixed by the Committee based on locally prevailing commercial lending rates at the time for comparable loans.

(c) Loans must be payable in not more than five years, unless used to acquire a principal residence of the participant. Loans to acquire a principal residence must be payable in not more than 15 years.

(d) Loans must be amortized by substantially level principal and interest payments made no less often than quarterly over the loan term. Prepayments shall be allowed.

(e) Loan payments may be suspended during leave under 3.03 as permitted by applicable law, including under section 414(u)(4) of the Internal Revenue Code.

5.04-6 Regardless of the payment terms, the following rules shall apply:

(a) A loan to an employee-participant shall be immediately due and payable on termination of employment with Employer unless the borrower continues to be a party in interest.

(b) The loan shall be in default and 5.04-3 shall apply if the pay assignment lapses by termination of employment or is cancelled.

(c) If a participant or beneficiary applies for a distribution or withdrawal of assets that secures an outstanding loan, the distribution or withdrawal shall, to the extent necessary to maintain adequate security, be made by offsetting a corresponding amount of the loan and accrued interest.

5.04-7 All loans shall be held as separate investments for the accounts of the respective borrowers.

5.05 Rollovers

5.05-1 The Committee may approve rollover of funds from a tax-qualified retirement plan, an annuity contract described in section 403(b) of the Internal Revenue Code, or a government eligible deferred compensation plan under section 457(b) of the Internal Revenue Code if all of the following criteria are met:

(a) The individual rolling over the funds is a Qualified Employee of Employer at the time the rollover is made, unless 5.05-3 applies.

(b) The funds come from either of the following:

(1) An eligible rollover distribution from a qualified plan.

(2) An IRA that holds only amounts rolled over from one or more total distributions or eligible rollover distributions from other qualified plans and related earnings.

(c) The funds are paid to the Plan within 60 days after distribution from the other plan or IRA.

(d) The funds do not include any after-tax employee contributions.

(e) The Committee finds that the rollover will not impair the qualified status of the Plan.

5.05-2 A rollover shall be credited to the participant’s rollover and transfer account.

5.05-3 A participant in the Plan with a benefit under the PPM Energy, Inc. Retirement Plan (“Retirement Plan”) who elects a lump-sum distribution from the Retirement Plan may elect to roll over such distribution to the Plan under the rules set out above whether or not the participant is currently a Qualified Employee of Employer.

5.06 Transfers Between Plans

5.06-1 The Committee may approve a transfer from the Plan directly into another qualified plan if the following conditions are met:

(a) The account is vested and currently distributable under the Plan.

(b) The individual involved requests that the account be distributed directly to the other plan in which the individual may participate.

(c) The plan administrator of the receiving plan has agreed to accept the funds and has affirmed that the receiving plan is authorized to accept the transfer.

5.06-2 The Committee may direct the Trustee to accept funds transferred directly to the Plan from another qualified plan if all of the following conditions are met:

(a) The individual involved has requested the transfer and is a Qualified Employee of Employer at the time the transfer is made or the Company has approved the transfer in connection with an acquisition, merger, reorganization, or other transaction involving retirement benefits of multiple employees.

(b) The Committee determines that the transfer will not impair the qualified status of the Plan.

(c) Subject to (d), none of the amount transferred is subject to any distribution requirement that is inconsistent with the distribution options in the Plan.

(d) A transfer that does not satisfy (c) may be accepted if it is an “elective transfer” under Treasury Regulation section 1.411(d)-4 Q&A-3 and the requirements of the regulation are met.

5.06-3 An amount received by direct transfer shall be accounted for in such manner as the Committee shall decide, subject to terms approved by the Company under 5.06-2.

ARTICLE 6

Retirement Benefits

6.01 Entitlement; Retirement Dates; Participation After Mandatory Benefit Starting Date

6.01-1 A participant shall be entitled to benefits on retirement or on reaching the mandatory benefit starting date under 6.05-2.

6.01-2 Retirement shall occur on termination of employment after reaching one of the following dates:

(a) Normal retirement date shall be age 65.

(b) Deferred retirement date shall be any day after normal retirement date.

6.01-3 Payment of benefits under 6.05-2(a) while still employed shall not constitute retirement and shall not prevent continued participation in contributions or forfeiture allocations. Contributions and forfeitures allocated to the account of a participant after the distribution date under 6.05-2 shall be distributed in accordance with 6.05-2 and related provisions.

6.01-4 If a person who has not received all benefits is rehired, the benefit shall not be paid until later termination of employment except as provided in 6.05-2.

6.02 Amount and Form of Benefit

6.02-1 On retirement the benefit shall be based on the participant’s entire account, which shall be 100 percent vested under 8.01-3, adjusted to the last regular or special valuation on or before distribution. Valuations may be updated under uniformly applied Committee procedures to reflect interim investment gains or losses and for expenses.

6.02-2 Benefits shall be paid in a lump sum.

6.02-3 If the participant’s accounts are distributed before the final allocation of contributions or forfeitures is made, a final payment shall be made to the participant promptly after allocation.

6.02-4 Subject to 6.02-5, distributions shall be in cash from investment funds that are not invested in Qualifying Employer Securities. Distribution from funds invested in Employer Securities shall be in cash unless the participant elects to receive in kind such securities credited to the participant’s account as of the time for distribution under procedures established by the Committee.

6.03 Distribution Survives Death

If a participant dies before full payment of the accounts, the balance shall be paid as a death benefit under Article 7.

6.04 Application for Benefits; Time of Distribution

6.04-1 A participant or beneficiary eligible for benefits must apply in writing under 9.04 as follows:

(a) Application shall be made on a form or in a manner prescribed by the Committee.

(b) Application shall be made between 30 and 90 days before benefits are to start.

(c) If the explanations in 6.04-2(d) are given and the recipient makes the required elections within 30 days, the recipient may request immediate distribution and waive the balance of the 30-day period.

6.04-2 Subject to 6.05, the participant or beneficiary shall select the time of payment in the application and the following shall apply:

(a) Subject to (b), the Committee shall direct the Trustee to pay benefits as soon as reasonably possible after retirement, whether or not an application has been filed, if either of the following applies:

(1) The distributable amount is not over $5,000.

(2) The participant has reached the mandatory benefit starting date under 6.05-2.

(b) The Committee may delay payment of benefits for a reasonable period necessary to process payment but in no event beyond 60 days after the latest of the following:

(1) The end of the plan year of retirement.

(2) The date the amount is known.

(3) The date an application is received.

(c) Unless (a) applies, the Committee shall, between 30 and 90 days before benefits are to start, give the participant an explanation of the distribution options and the right to defer payment until the mandatory benefit starting date.

(d) Whether or not (a) applies, the Committee shall give the participant or other eligible recipient an explanation of the following between 30 and 90 days before benefits start:

(1) The right to have a direct rollover under 6.04-3, if applicable.

(2) The applicability of mandatory withholding if a direct rollover could be elected under 6.04-3 and is not.

(3) The applicable rules on rollover and taxation of the distribution as required by section 402(f) of the Internal Revenue Code.

6.04-3 An eligible recipient of an eligible rollover distribution may elect before a benefit is paid to have the benefit distributed by a direct rollover into an eligible retirement plan and the following shall apply:

(a) The recipient shall furnish the Committee sufficient information to identify the eligible retirement plan and the fund holder to whom the direct rollover should be paid.

(b) “Eligible retirement plan” means an individual retirement account or annuity, an employer-sponsored qualified retirement trust, an employer-sponsored qualified annuity plan, or a governmental eligible deferred compensation plan that agrees to separately account for the amount rolled over.

(c) “Eligible rollover distribution” means any distribution from the Plan other than the following:

(1) One of a series of substantially equal periodic payments over life, life expectancy, or a period of 10 years or more.

(2) A payment required by the minimum distribution rules under 6.05.

(3) A distribution of dividends under 10.04.

(4) Corrective distribution of excess annual additions as described in 4.09-6(a) and 4.09-8.

(5) Corrective distribution of excess deferrals under 4.02-3 or of excess contributions under 4.05.

(6) Deemed distributions of participant loans.

(7) Any in-service distribution of pre-tax contributions on account of hardship.

(8) A distribution of post-tax contributions, unless the distribution is rolled over to an IRA or defined contribution plan that agrees to separately account for such contributions.

(d) “Eligible recipient” means the participant, the spouse of a deceased participant or a spouse or former spouse who is an alternate payee under a qualified domestic relations order.

6.05 Distribution Rules

6.05-1 Benefits shall be paid in accordance with the following overriding rules as provided in Treasury Regulation sections 1.401(a)(9)-1 and -2, except as superseded by the provisions of Appendix A that are based on the Internal Revenue Service model amendment.

6.05-2 Payment of the entire account balance in a lump sum to a participant shall be made by the April 1 after the calendar year in which the participant has reached age 70 1/2 and either is a 5 percent owner under section 416(i) of the Internal Revenue Code or has terminated employment.

6.06 Right to Sell Distributed Shares

6.06-1 This section shall not apply to Qualifying Employer Securities that meet the following criteria as defined by applicable regulations:

(a) They are publicly traded on a national securities exchange, or

(b) They are publicly traded on a quotation service sponsored by a national securities association, and

(c) In either event, they are not subject to a trading limitation.

6.06-2 If qualifying Employer Securities were acquired with the proceeds of an exempt loan are distributed from the trust, the holder may require the Company to buy the Qualifying Employer Securities (subject to 6.06-5) as follows:

(a) The qualifying Employer Securities must be held by a participant, former participant, beneficiary of a participant or a person who received the shares by gift from or by reason of the death of a participant or beneficiary, or by the trustee of an IRA of any of the above persons.

(b) The holder may elect to sell the qualifying Employer Securities 60 days after they are distributed.

(c) If the holder does not sell all the qualifying Employer Securities under (b), the Company must notify the holder of the value of the qualifying Employer Securities as of the end of the plan year of the Company in which the 60-day period ends. The holder may then elect to sell any remaining qualifying Employer Securities held within 60 days after receipt of the notice.

(d) If the Company is prohibited by federal or state law or regulation from purchasing qualifying Employer Securities within the time limits applicable to this provision, a parent or a wholly owned subsidiary of the Company shall buy the qualifying Employer Securities as may be necessary to satisfy the Company’s purchase obligation.

(e) The periods referred to in (b) and (c) shall exclude any period during which the Company and its parent and all wholly owned subsidiaries are not permitted by applicable federal or state law or regulation to make a purchase.

6.06-3 The price and terms of payment for a purchase under 6.06-2 shall be as follows:

(a) The purchase price shall be the fair market value as of the last valuation date or the date of exercise as required by applicable regulations. The fair market value shall be determined by a qualified, independent person described in 5.02-1(b) selected by the Trustee and approved by the Committee.

(b) The purchase price shall be paid in cash in a lump sum, in substantially equal installments over a period not in excess of the time permitted by (c) and by applicable regulations, or partly in cash and partly in installments. Installment payments may only be made on a repurchase of Qualifying Employer Securities distributed by lump-sum payment.

(c) Any amount paid in a lump sum shall be paid within 60 days after the election to sell.

(d) The following requirements shall apply to amounts paid by installments:

(1) The amounts other than the initial installment shall bear interest from the date of the election to sell at a reasonable rate.

(2) The amounts shall be secured by qualifying Employer Securities or other assets with a value equal to at least 125 percent of the outstanding balance.

(3) The initial installment shall be paid within 30 days after the election.

(4) Installment payments must be at least as fast as substantially equal periodic payments, not less frequently than annually, over a period not longer than five years.

6.06-4 The Committee may grant the Trustee an option to assume the rights and obligations of the Company under 6.06-2 through 6.06-4 if the Trustee has sufficient available assets to do so. The Committee may grant such option any time before the closing of the sale by delivering to the Company and the Trustee a notice authorizing the Trustee to make the purchase. The Committee shall determine the method of payment under 6.06-4.

ARTICLE 7

Benefits on Death or Disability

7.01 Benefits on Death

7.01-1 A deceased participant’s vested account, adjusted to the last regular or special valuation date before payment or segregation and including any final allocation for the year of death, shall be paid as a death benefit to the beneficiary. Valuations may be updated under uniformly applied Committee procedures to reflect interim investment gains or losses and for expenses. Payment shall be made at a time and in a form selected by the recipient, subject to the restrictions set out below, which shall override any inconsistent distribution options. If death occurs before employment terminates, the participant’s account shall be fully vested.

7.01-2 If the participant was past the required beginning date under 6.05-2(a) before death, the account shall be distributed at least as rapidly as under the method of distribution in effect at death.

7.01-3 If 7.01-2 does not apply and benefits on death are payable to a beneficiary other than the surviving spouse, the participant’s entire account shall be distributed in a single lump sum within five years after death.

7.01-4 If 7.01-2 does not apply and benefits on death are payable to the participant’s surviving spouse, payment shall be made not later than the later of the following dates:

(a) The date the participant would have attained age 70 1/2.

(b) Five years after death.

7.01-5 The restrictions of 7.01-2 and 7.01-4 shall be complied with by distributions in accordance with Treasury Regulation sections 1.401(a)(9)-1 and -2.

7.01-6 If distribution is deferred, retained funds shall be invested under 10.02-3.

7.02 Disability

7.02-1 A participant whose employment ceases because of disability shall be fully vested.

7.02-2 A participant is disabled if the Committee determines that the participant meets the criteria for disability under both of the following:

(a) Long-term disability insurance maintained by Employer.

(b) Social Security disability benefits.

7.02-3 The Committee shall determine the existence of disability and may have the participant examined by and rely on advice from a medical examiner satisfactory to the Committee in making the determination.

7.03 Designation of Beneficiary

7.03-1 Each participant shall file a designation of beneficiaries with the Committee as follows:

(a) The designations shall name a specific beneficiary or beneficiaries, which may include a trust. The beneficiaries may be changed from time to time in accordance with these provisions.

(b) A designation by a married participant of a beneficiary other than the surviving spouse shall not be effective unless either of the following applies:

(1) The spouse executes a consent in writing that acknowledges the effect of the designation and is witnessed by a notary public.

(2) The consent cannot be obtained because the spouse cannot be located or because of other circumstances provided by applicable regulations.

(c) A determination in good faith by the Committee that (b) has been complied with shall be final and binding if the Committee has exercised proper fiduciary care in making the determination.

(d) The designated beneficiary or other recipient described below shall receive any residual benefit after death of a participant.

7.03-2 If the participant’s marital status changes after the participant has designated a beneficiary, the following shall apply subject to any qualified domestic relations order under 12.06-2.

(a) If the participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse consents to it in the manner prescribed above.

(b) If the participant is unmarried at death but was married at or after the time that the designation was made, the benefit shall be paid as though the former spouse had predeceased the participant.

(c) If the participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse consents to it in the manner prescribed above.

7.03-3 If a beneficiary dies after the death of a participant but before full distribution to the beneficiary, any benefit to which the beneficiary was entitled shall be paid to the estate of the deceased beneficiary.

7.03-4 The following shall apply to any part of a benefit as to which no valid designation of beneficiary is in effect at death:

(a) Subject to (b) and (c) below, the benefit shall be paid in the following order of priority:

(1) To the participant’s surviving spouse.

(2) To the participant’s surviving children in equal shares.

(3) To the participant’s estate.

(b) If a beneficiary designated under 7.03-1 or 7.03-4 disclaims a benefit, the benefit shall be paid as though that beneficiary had predeceased the participant.

(c) If a surviving spouse entitled to a benefit consents after the participant’s death to the participant’s designation of another beneficiary, the other beneficiary shall be a validly designated beneficiary as to such benefit.

ARTICLE 8

Benefits After Termination of Employment

8.01 Vesting

8.01-1 A participant’s matching contribution account and discretionary contribution account shall be vested as follows based on Years of Service under 3.02-3:

Years of Service	Percent Vested
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

8.01-2 All other accounts of a participant shall be fully vested at all times.

8.01-3 A participant who, while employed by Employer, dies, becomes disabled under 7.02, or becomes eligible for retirement shall be fully vested.

8.02 Distributable Amount

8.02-1 Subject to 8.05, a participant whose employment terminates for any reason other than retirement, disability under 7.02, or death shall receive only the vested interest under 8.01.

8.02-2 The amount to be forfeited shall be determined under 8.04-2(a). The amount of the vested benefit shall be based on the last regular or special valuation on or before payment.

8.03 Payment of Benefits

8.03-1 Subject to 6.05-2, the participant shall specify the time of payment in the application under 6.04 and the following shall apply:

(a) Subject to (c), the Committee shall direct the Trustee to pay benefits as soon as reasonably possible, whether or not an application has been filed if the distributable amount is not over $5,000, and the following shall apply:

(1) The distribution shall be paid by direct rollover to an individual retirement plan designated by the Committee if the participant does not instruct the Committee to pay the participant or to pay by direct rollover to an eligible retirement plan and the distributable amount is over $1,000.

(2) The provisions of (1) shall not apply if (b) below applies.

(b) Subject to (c), the Committee shall direct the Trustee to pay benefits as soon as reasonably possible, whether or not an application has been filed, if the participant has reached normal retirement age.

(c) The Committee may delay payment for a reasonable period necessary to process payment but in no event beyond 60 days after the latest of the following:

(1) The end of the plan year of retirement date.

(2) The date the amount is known.

(3) The date an application is received.

(d) The Committee shall provide the participant, between 30 and 90 days before benefits are to start, with the explanation in 6.04-2(d), and explanation of the distribution options and, unless (a) applies, an explanation of the right to defer payment until normal retirement date.

8.03-2 Benefits shall be paid by single lump sum and 6.02-3 shall apply.

8.03-3 If distribution is deferred, the former participant may withdraw the entire post-tax contribution account, excluding any accumulated earnings or appreciation.

8.04 Forfeiture of Unvested Amounts

8.04-1 The portion of a participant’s matching contribution account or discretionary contribution account that is not vested shall be forfeited at the earlier of:

(a) The date on which the participant has no vested interest or the vested interest has been distributed.

(b) The end of the fifth Break-in-Service Year.

8.04-2 Forfeitures shall be accounted for as follows:

(a) The amount forfeited shall be based on the balance at the time the forfeiture occurs.

(b) Forfeitures shall first be applied to restore prior forfeitures under 8.05-2.

(c) Any forfeitures remaining after application under (b) shall be applied first to offset matching and discretionary contributions of the Employer by which the participant was last employed, then to offset other matching and discretionary contributions as determined by the Company, then to offset plan expenses, and any remaining forfeitures shall be reallocated to participants’ accounts as additional discretionary contributions.

8.04-3 A zero vested balance of a participant shall be treated as though it is distributed immediately when employment terminates.

8.05 Restoration of Forfeited Amounts

8.05-1 If a participant is rehired before a five-year Break in Service, but after a forfeiture because of a distribution under 8.04-1(a), then the forfeited amount, unadjusted for any interim gains or losses, shall be subject to restoration under 8.05-2, and 8.05-4 shall apply. If the rehire occurs after a five-year Break in Service, then no restoration shall occur.

8.05-2 An amount subject to restoration under 8.05-1 shall be credited to the participant’s matching contribution account or discretionary contribution account, as applicable, as of the first plan year-end after rehire and satisfaction of the requirement of 8.05-3. Amounts restored shall be in cash and derived first from forfeitures for the plan year of restoration, and then from additional Employer contributions.

8.05-3 To receive a restoration under 8.05-1 and 8.05-2, a participant must repay the distributed amount within the time allowed for repayment under 8.05-4.

8.05-4 A rehired participant under 8.05-1 may repay the full amount previously distributed from a partially vested account as follows:

(a) Partial repayments shall not be allowed.

(b) Repayment may only be made while the participant remains employed, and may not be made later than five years after rehire.

(c) Repaid amounts shall be fully vested and shall be accounted for in such manner as the Committee may decide.

(d) Repayment may be made in whole or in part by rollover under 5.05, except 5.05-3.

8.06 Vesting After Rehire or Withdrawal

8.06-1 A participant who is fully vested on termination of employment shall remain fully vested on rehire.

8.06-2 The following rules shall apply in determining the future vested balance of the matching contribution account after rehire of a participant who is not fully vested:

(a) If the rehire occurs before a distribution is made from the account or if the participant repays a distribution under 8.05-4 after rehire, the participant’s future vested balance shall be determined by applying the vesting schedule to the entire account.

(b) If the rehire occurs after distribution is made from the account and before the participant has a five-year Break in Service and no repayment is made under 8.05-4, the participant’s vested balance shall be determined by taking the following steps:

(1) Multiplying the participant’s vesting percentage times the sum of the current account balance and the amount previously distributed.

(2) Subtracting the amount previously distributed.

(c) If the rehire occurs after the participant has a five-year Break in Service, the following shall apply:

(1) Any unforfeited and undistributed residue of the participant’s partially vested account shall remain fully vested and be carried as a separate account until the participant’s future contributions are fully vested.

(2) The forfeited balance shall not be restored.

8.06-3 If a participant who has withdrawn matching contributions has a termination of employment before full vesting, 8.06-2(b) shall apply as though the withdrawal had been a distribution.

ARTICLE 9

Plan Administration

9.01 Administrative Committee

9.01-1 The Plan shall be administered by an Administrative Committee (the “Committee”) of four or more persons appointed by the chief executive officer of the Company. The Committee shall have a chair chosen from among its members and a secretary who need not be a member. Minutes shall be kept of all proceedings of the Committee. The Committee may act at a meeting by a majority vote of a quorum present or without a meeting by action recorded in a memorandum signed by a majority of all members. A majority of members shall constitute a quorum.

9.01-2 Any member of the Committee may resign on 15 days’ notice to the Company. The chief executive officer of the Company may remove any Committee member without having to show cause. All vacancies on the Committee shall be filled as soon as reasonably practicable. Until a new appointment is made, the remaining members of the Committee shall have authority to act although less than a quorum.

9.01-3 The Trustee shall be given the names and specimen signatures of the Committee members, the chair and the secretary. The Trustee shall accept and rely on the names and signatures until notified of a change.

9.01-4 Documents may be signed for the Committee by the chair, the secretary, or other person designated by the Committee. The Committee shall identify to the Company and the Trustee the persons authorized to provide instructions to the Trustee on behalf of the Committee.

9.02 Committee Powers and Duties

9.02-1 The Committee shall interpret the Plan and related trust, shall decide any questions about the rights of participants and their beneficiaries and in general shall administer the Plan. Any decision by the Committee shall be final and bind all parties. The Committee shall have absolute discretion to carry out its responsibilities.

9.02-2 The Committee shall be the plan administrator under federal laws and regulations applicable to plan administration and shall comply with such laws and regulations. The chair of the Committee shall be the agent for service of process on the Plan at the Company’s address.

9.02-3 The Committee shall keep records of all relevant data about the rights of all persons under the Plan. The Committee shall determine the time, manner, amount, and recipient of payment of benefits and the Service of any employee and instruct the Trustee on distributions. Any person having an interest under the Plan may consult the Committee at any reasonable time.

9.02-4 The Committee may delegate all or part of its administrative duties to one or more agents and may retain advisors to assist it. The Committee may consult with and rely upon the advice of counsel who may be counsel for an Employer. The Committee shall appoint any independent public accountant for the Plan.

9.02-5 Each Employer shall furnish the Committee any information reasonably requested by it for plan administration.

9.03 Company and Employer Functions

9.03-1 Except as provided in 9.03-2, all Company or Employer functions or responsibilities shall be exercised by the following persons, who may delegate all or any part of these functions:

(a) For the Company, by the President.

(b) For any other Employer, by the chief executive officer of the organization.

9.03-2 The power to amend or terminate the Plan may be exercised only by the Board of Directors of the Company, except as provided in 9.03-3. The power to fix contributions shall be exercised by the Board of Directors of the Company.

9.03-3 The President of the Company may amend the Plan to make technical, administrative or editorial changes on advice of counsel to comply with applicable law or to simplify or clarify the Plan.

9.03-4 The Board of Directors of the Company or an Employer shall have no administrative or investment authority or function. Membership on the Board shall not, by itself, cause a person to be considered a plan fiduciary.

9.04 Claims Procedure

Any person claiming a pension benefit or disability benefit under the Plan shall present the claim in accordance with the claims procedure adopted by the Committee. The claim and review of any denial of the claim shall be conducted under the claims procedure.

9.05 Expenses

9.05-1 Members of the Committee shall not be compensated for services. The Committee shall be reimbursed for all expenses.

9.05-2 The Company may elect to pay administrative fees or expenses and may allocate the cost among Employers. Otherwise the expenses and fees shall be paid from plan assets. Expenses related to an investment fund under 10.02-1 or 10.02-3 or an account of a participant may be charged directly to that fund or account.

9.05-3 The Company may elect to pay administrative fees for participants who are actively employed and not for participants who have terminated employment and elected to leave their accounts in the plan. The Committee may establish a fixed periodic amount to be charged to the accounts of such terminated participants for administration, so long as the amount is less than the total administrative fees properly allocable to their accounts.

9.06 Indemnity and Bonding

9.06-1 The Company shall indemnify and defend any plan fiduciary who is an officer, director, or employee of Employer from any claim or liability that arises from any action or inaction in connection with the Plan subject to the following rules:

(a) Coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interest of the Plan.

(b) Negligence by the fiduciary shall be covered to the fullest extent permitted by law.

(c) Coverage shall be reduced to the extent of any insurance coverage.

9.06-2 The plan fiduciaries shall be bonded to the extent required by applicable law for the protection of plan assets.

ARTICLE 10

Investment of Trust Funds

10.01 Establishment of Trust

Benefits under the Plan shall be funded through the PPM Energy, Inc. 401(k) Trust as established by agreement between the Company and a Trustee. The Trustee shall receive the contributions paid by Employers, hold and invest them, and pay benefits.

10.02 Pooled Investment Funds

10.02-1 Pooled assets shall be invested in one or more investment funds established by the Committee. The Committee shall define objectives for the funds and may establish new funds, combine two or more funds, or change the objectives of an existing fund.

10.02-2 The Trustee holding the assets involved and any affected investment manager shall be informed of such action. The Committee shall inform all participants about the funds and the objectives of each.

10.02-3 If there are two or more investment funds offered, allocation of the account of each participant among the funds shall be controlled as follows:

(a) The participant shall allocate contributions (including transfers under 5.07-1 and rollovers) among the funds and may elect to transfer assets between funds. An allocation once made shall apply to all future contributions unless changed by the participant. If no allocation has been made, the Committee shall determine the fund or funds into which the contributions shall be deposited.

(b) All allocations and elections shall be by notice to the Committee in writing or by electronic means with written confirmation. The Committee shall adopt rules for allocations and transfers, which may restrict amounts, frequency, and timing.

(c) Transfers shall be made over a reasonable period to allow orderly liquidation and reinvestment of the funds.

10.02-4 Participants and beneficiaries shall be permitted to direct the manner of exercise of voting rights on Employer Securities, including fractional shares, allocated to any of their accounts, as follows:

(a) The issuer of the security shall provide the Trustee and Plan participants with all notices and information provided to its shareholders in connection with the exercise of their voting rights.

(b) The issuer of the security shall solicit proxies from participants to vote the shares allocated to participants’ accounts in the same manner as proxies are solicited generally from its shareholders.

(c) The Trustee shall exercise the voting rights of Employer Securities not voted by participants in proportion to the directions received from other participants for voting Qualifying Employer Securities.

(d) Except as required for trust administration or by law, individual participant voting instructions shall be held by the Trustee in confidence.

10.02-5 If the Trustee receives a tender offer for shares of Employer Securities, the following shall apply unless otherwise required by law:

(a) “Tender offer” means an offer to acquire stock on terms filed with the Securities and Exchange Commission pursuant to applicable requirements of the Securities Exchange Act of 1934, as amended.

(b) When a tender offer is received, the Trustee shall inform all participants and beneficiaries of deceased participants whose accounts are affected by the tender offer. The notice shall include both of the following:

(1) Appropriate information about the tender offer.

(2) Provisions for the participant or beneficiary to instruct the Trustee in writing whether or not to tender the shares affected, including a reasonable time for returning the instructions to the Trustee.

(c) The Trustee shall follow the instructions received under (b). A failure to provide a timely instruction under (b) shall be treated as an instruction not to tender the shares.

(d) The Trustee shall hold the individual tender offer instructions in confidence as described in 10.02-4(d).

10.02-6 If the manner of exercising voting rights under 10.02-4 or responding to a tender offer under 10.02-5 is not permitted by law, then the Trustee shall determine how to exercise the voting rights or how to respond to the tender offer, as applicable. In making such determinations, the Trustee may employ such experts and advisors as it deems helpful or necessary. All reasonable expenses incurred by the Trustee in making such determinations shall be paid from the trust unless paid by the Company.

10.03 Employer Securities

10.03-1 Up to 100 percent of the assets of the trust may be invested in Employer Securities. “Employer Securities” means ADS Shares or other employee securities that are specified in writing to the Committee by the Company. “ADS Shares” means American depository securities of Scottish Power that are readily tradable on an established securities market. Employer Securities transferred into the Plan upon termination of a related plan may be retained in the trust.

10.03-2 Employer Securities shall be held for participants in one or more separate investment funds established by the Committee under 10.02-3.

ARTICLE 11

Amendment; Termination; Merger

11.01 Amendment

11.01-1 The Company may amend the Plan under 9.03 at any time, subject to the following:

(a) No amendment shall revest any of the plan assets in any Employer or otherwise modify the Plan or trust so that it would not be for the exclusive benefit of eligible employees.

(b) No amendment shall reduce the accrued benefit of a participant, or a participant’s vested percentage in that accrued benefit, as of the date the amendment is adopted or is effective, whichever is later.

(c) No amendment shall increase the Years of Service required for vesting without allowing each participant with at least three Years of Service on the date the amendment is adopted a 60-day period to elect in writing to the Committee to have the prior vesting schedule continue to apply to future benefits under the Plan. The 60-day election period shall begin on the latest of the following:

(1) The date the amendment is adopted.

(2) The date the amendment is effective.

(3) The date the participant is provided written notice of the amendment.

11.01-2 Amendments may be made effective retroactively to the extent permitted by applicable law and regulations.

11.02 Termination

11.02-1 The Company may terminate the Plan or direct the discontinuance of contributions at any time. In the event of any total or partial termination or discontinuance, the accounts of all affected participants shall fully vest and be nonforfeitable. The Company may request a ruling from the Internal Revenue Service on the effect of termination on the qualification of the Plan.

11.02-2 Subject to 11.02-3, upon termination or discontinuance, the Company may continue the trust to pay benefits as they mature or liquidate and distribute the relevant portion of the trust fund as follows:

(a) If Employer does not maintain a successor defined contribution plan, the assets may be distributed to employees or transferred to a qualified plan that is not a successor plan.

(b) If Employer maintains a successor defined contribution plan, the assets may be transferred to the successor plan. The assets may not be distributed to employees before termination of employment except as allowed under 5.04 for in-service withdrawals.

(c) The net assets transferred or distributed shall be allocated by the Committee among participants and beneficiaries in proportion to their interests.

11.03 Treatment of Employers

11.03-1 All employees of all Employers, including the Company, shall be treated as though employed by one Employer for purposes of determining total or partial termination. For this purpose this plan shall be treated as one plan and not as a collection of separate plans of the Employers. If some or all of the employees of an Employer terminate employment, this shall be viewed in the context of the whole plan to determine whether there has been a partial termination or curtailment and whether accelerated vesting is required.

11.03-2 An Employer may be excluded from the Plan with respect to its employees at any time by the Company. Such exclusion shall not constitute a termination or partial termination of the Plan. Employees of the excluded affiliate shall be treated as having terminated employment if the affiliate ceases to maintain its affiliated status. Unless the Committee determines or the Internal Revenue Service rules that the exclusion constitutes a partial termination of the Plan, the rights of employees of the excluded affiliate shall not become fully vested and nonforfeitable as a result of the exclusion. If the excluded affiliate retains its affiliated status with the Company, its employees shall continue to accrue Service for the purposes of vesting, but shall not be eligible to participate in contributions and forfeitures with respect to pay after the effective date of the exclusion.

11.04 Merger

If the Plan is merged or consolidated with or the assets or liabilities are transferred to any other plan or trust, the benefit that each participant would receive if the Plan terminated just afterwards shall be at least as much as if it terminated just before.

ARTICLE 12

Miscellaneous Provisions

12.01 Information Furnished

The Committee may require satisfactory proof of age, marital status, or other data from a participant, spouse, or beneficiary. The Committee may adjust any retirement benefit if an error in relevant data is discovered.

12.02 Applicable Law

The Plan shall be construed according to the laws of Oregon except as preempted by federal law.

12.03 Plan Binding on All Parties

The Plan shall be binding upon the heirs, personal representatives, successors, and assigns of all present and future parties.

12.04 Not Contract of Employment

The Plan shall not be a contract of employment between an Employer and any employee, and no employee may object to amendment or termination of the Plan. The Plan shall not prevent any Employer from discharging any employee at any time.

12.05 Notices

Except as otherwise required or permitted under the Plan or applicable law, any notice or direction under the Plan shall be in writing or by electronic means with written confirmation. Notices shall be effective when actually delivered or deposited postage-paid as first-class mail. Mail shall be directed to the address stated in the Plan or in a statement of adoption or to such other address as a party may specify by notice to the other parties. Notice to the Committee shall be sent to the Company’s address.

12.06 Benefits Not Assignable; Qualified Domestic Relations Orders

12.06-1 The Plan is for the personal protection of the participants. No vested or unvested interest of any participant or beneficiary may be assigned, seized by legal process, transferred, or subjected to the claims of creditors in any way, except as provided in 12.06-2.

12.06-2 Benefits shall be paid in accordance with a qualified domestic relations order (“QDRO”) under section 414(p) of the Internal Revenue Code pursuant to procedures established by the Committee and the following shall apply:

(a) If the alternate payee’s benefit is fully vested and is not required as security for a plan loan, it shall be distributed to the alternate payee as soon as practicable regardless of whether the participant has terminated employment or whether the alternate payee consents to the distribution, unless the amount of the alternate payee’s benefit exceeds the minimum in 8.03-1 and the QDRO precludes immediate distribution without consent.

(b) The Committee’s procedures may provide for distribution to an alternate payee of the vested portion of a partially vested benefit and a subsequent distribution of the remainder of the vested benefit.

12.07 Nondiscrimination

The Company, each Employer and the Committee shall to the fullest extent possible treat all persons who may be similarly situated alike under the Plan.

12.08 Nonreversion of Assets

12.08-1 Subject to the following paragraphs, no part of the contributions or the principal or income of the related trust shall be paid to or revested in an Employer or be used other than for the exclusive benefit of the participants and their beneficiaries.

12.08-2 On termination of the Plan, amounts shall be returned to Employer as follows:

(a) Any forfeitures that have not been offset against contributions or applied to pay plan expenses, or allocated because of limitations on annual additions under 4.09.

(b) Any amounts held to the credit of Employer in a suspense account under 4.09-6(c) that cannot be allocated to participants because of limitations on annual additions.

12.08-3 A contribution may be returned to an Employer to the extent that either of the following applies:

(a) The contribution was made by mistake of fact.

(b) A deduction for the contribution under 4.08 is disallowed.

12.08-4 Return of contributions under 12.08-3 shall be subject to the following:

(a) Any return must occur within one year of the mistaken payment or disallowance of the deduction.

(b) The returnable amount shall be reduced by a pro rata share of any investment losses attributable to the contribution and by any amounts that cannot be charged under (c).

(c) The amounts returned shall be charged to participants’ accounts in the same proportion as the accounts were credited with the contribution. No participant’s account shall be charged more than it was previously credited.

(d) If a participant’s pre-tax contribution is returned, Employer shall promptly pay the amount to the participant as additional compensation.

12.09 Forfeiture of Benefits for Lost Persons

12.09-1 If the Committee is unable to locate a participant or beneficiary to whom a benefit is payable, the benefit shall be forfeited at the end of the plan year in which the Committee determines that the person cannot be located using reasonable efforts. Amounts forfeited under this provision shall be accounted for as follows:

(a) The amount forfeited shall be based on the balance of the account as of the forfeiture date.

(b) Amounts forfeited shall be applied in accordance with 8.04-3.

12.09-2 The benefit shall be reinstated if a claim for it is made by the participant or beneficiary. No adjustment shall be made for any gains or losses in the trust in the amount reinstated for the period between forfeiture and reinstatement. Amounts restored shall be derived first from forfeitures under 8.04 for the plan year of reinstatement, and then from additional Employer contributions.

ARTICLE 13

Special Top-Heavy Plan Rules

13.01 Application of Rules

If the Plan becomes top-heavy, the rules in this Article shall apply and shall control over any other provisions with which they conflict.

13.02 Determination of Top-Heavy Status

13.02-1 The Plan shall be top-heavy for a plan year if, as of the determination date, the Plan’s top-heavy percentage for the year exceeds 60 percent. The top-heavy percentage is the present value of accrued benefits of all key employees as a percentage of the present value of accrued benefits of all key and non-key employees other than former key employees.

13.02-2 The determination date shall be the last day of the preceding plan year.

13.02-3 The following plans of Employers and affiliates shall be considered as one plan for determining top-heaviness:

(a) Any plan in which a key employee participates.

(b) Any plan that must be considered in order for a plan in (a) to meet the minimum coverage requirements for qualification under Internal Revenue Code sections 401(a)(4) and 410.

13.02-4 “Key employee” and “non-key employee” are defined in section 416(i) of the Internal Revenue Code.

13.02-5 For purposes of 13.02-1, the present value of a participant’s accrued benefit shall be the account balance as of the determination date, subject to all of the following:

(a) Any later Employer contributions allocated as of that date shall be excluded.

(b) Nondeductible employee contributions shall be included, but amounts attributable to deductible employee contributions shall be excluded.

(c) Rollovers and transfers shall be included or excluded as provided in 13.02-6 and 13.02-7.

13.02-6 Except as provided below, distributions and transfers made within the plan year ending on the determination date shall be added back to the present value of accrued benefits as of the determination date unless already counted. A transfer out of the Plan or distribution that is rolled over shall not be added back if either of the following applies:

(a) It goes to a plan maintained by Employer or an affiliate.

(b) It is not initiated by the employee.

13.02-7 A rollover or transfer accepted into the Plan or a predecessor plan before 1984 shall be included in the present value of accrued benefits. A rollover or transfer accepted after 1983 shall be included only if it satisfies either of the following:

(a) It comes from a plan maintained by Employer or an affiliate under 2.01-2.

(b) It is not initiated by the employee.

13.03 Top-Heavy Plan Restrictions

13.03-1 The following provisions shall apply for a plan as of the first day of any plan year for which the plan is top-heavy.

13.03-2 Each participant who is a non-key employee employed at the end of the year shall receive a minimum Employer contribution regardless of whether the participant elects to have contributions under 4.02 or has 1,000 Hours of Service for the year. The minimum contribution (excluding any elective contributions) for a non-key employee shall be the lesser of the following:

(a) The largest combined pre-tax and other Employer contribution, expressed as a percentage of compensation, as defined in 4.01-1(b), for any key employee for the year.

(b) Three percent of such compensation.

Company	PPM ENERGY, INC.

	By:	/s/ TERRY HUDGENS
Signature

Terry Hudgens
Print or type name

Date signed: January 20, 2006

APPENDIX A

TO

PPM ENERGY 401(k) PLAN

Amendment for Required Distributions

Under Section 401(a)(9) of the Internal Revenue Code

Section 1. General Rules.

1.1 The provisions of this Appendix A will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

1.2 Precedence. The requirements of this Appendix A will take precedence over any inconsistent provisions of the Plan. However, Appendix A shall not take precedence over any provision of the Plan that provides for earlier payment of amounts than provided in Appendix A.

1.3 Requirements of Treasury Regulations Incorporated. All distributions required under this Appendix A will be determined and made in accordance with the Treasury Regulations under section 401(a)(9) of the Internal Revenue Code.

1.4 TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Appendix A, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the plan that relate to section 242(b)(2) of TEFRA.

Section 2. Time and Manner of Distribution.

2.1 Required Beginning Date. The participant’s entire interest will be distributed, or begin to be distributed, to the participant no later than the participant’s required beginning date.

2.2 Death of Participant Before Distributions Begin. If the participant dies before distributions begin, the participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(a) If the participant’s surviving spouse is the participant’s sole designated beneficiary, then, subject to section 6 below, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the participant died, or by December 31 of the calendar year in which the participant would have attained age 70 1/2, if later.

(b) If the participant’s surviving spouse is not the participant’s sole designated beneficiary, then, subject to section 6 below, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the participant died.

(c) If there is no designated beneficiary as of September 30 of the year following the year of the participant’s death, the participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the participant’s death.

(d) If the participant’s surviving spouse is the participant’s sole designated beneficiary and the surviving spouse dies after the participant but before distributions to the surviving spouse begin, this section 2.2, other than section 2.2(a), will apply as if the surviving spouse were the participant.

For purposes of this section 2.2 and section 4, unless section 2.2(d) applies, distributions are considered to begin on the participant’s required beginning date. If section 2.2(d) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under section 2.2(a). If distributions under an annuity purchased from an insurance company irrevocably commence to the participant before the participant’s required beginning date (or to the participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under section 2.2(a)), the date distributions are considered to begin is the date distributions actually commence.

2.3 Forms of Distribution. Unless the participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with sections 3 and 4 of this Appendix A. If the participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury Regulations.

Section 3. Required Minimum Distributions During Participant’s Lifetime.

3.1 Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(a) the quotient obtained by dividing the participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations, using the participant’s age as of the participant’s birthday in the distribution calendar year; or

(b) if the participant’s sole designated beneficiary for the distribution calendar year is the participant’s spouse, the quotient obtained by dividing the participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations, using the participant’s and spouse’s attained ages as of the participant’s and spouse’s birthdays in the distribution calendar year.

3.2 Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the participant’s date of death.

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Section 4. Required Minimum Distributions After Participant’s Death.

4.1 Death On or After Date Distribution Begins.

(a) Participant Survived by Designated Beneficiary. If the participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar years after the year of the participant’s death is the quotient obtained by dividing the participant’s account balance by the longer of the remaining life expectancy of the participant or the remaining life expectancy of the participant’s designated beneficiary, determined as follows:

(1) The participant’s remaining life expectancy is calculated using the age of the participant in the year of death, reduced by one for each subsequent year.

(2) If the participant’s surviving spouse is the participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3) If the participant’s surviving spouse is not the participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the participant’s death, reduced by one for each subsequent year.

(b) No Designated Beneficiary. If the participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the participant’s death, the minimum amount that will be distributed for each distribution calendar years after the year of the participant’s death is the quotient obtained by dividing the participant’s account balance by the participant’s remaining life expectancy calculated using the age of the participant in the year of death, reduced by one for each subsequent year.

4.2 Death Before Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. Except as provided in section 6 below, if the participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the participant’s death is the quotient obtained by dividing the participant’s account balance by the remaining life expectancy of the participant’s designated beneficiary, determined as provided in section 4.1.

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(b) No Designated Beneficiary. If the participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the participant’s death, distribution of the participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the participant’s death.

(c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the participant dies before the date distributions begin, the participant’s surviving spouse is the participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under section 2.2(a), this section 4.2 will apply as if the surviving spouse were the participant.

Section 5. Definitions.

5.1 Designated beneficiary. The individual who is designated as the beneficiary under 7.03 of the plan and is the designated beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

5.2 Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the participant’s required beginning date. For distributions beginning after the participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under section 2.2. The required minimum distribution for the participant’s first distribution calendar year will be made on or before the participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3 Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury Regulations.

5.4 Participant’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

5.5 Required beginning date. The date specified in section 6.05-2(a) of the Plan.

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Section 6. Election to Apply 5-Year Rule to Distributions to Designated Beneficiaries.

If the participant dies before distributions begin and there is a designated beneficiary, distribution to the designated beneficiary is not required to begin by the date specified in section 2.2 above, but the participant’s entire interest will be distributed to the designated beneficiary by December 31 of the calendar year containing the fifth anniversary of the participant’s death. If the participant’s surviving spouse is the participant’s sole designated beneficiary and the surviving spouse dies after the participant but before distributions to either the participant or the surviving spouse begin, the election will apply as if the surviving spouse were the participant.

This election will apply to all distributions.

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APPENDIX B

TO

PPM ENERGY 401(k) PLAN

Elimination of Installment Payment Option

with Respect to Amounts Transferred from

PacifiCorp K Plus Employee Savings and Stock Ownership Plan

January 1, 2006

The Company and certain affiliates participated as adopting employers in the PacifiCorp K Plus Employee Savings and Stock Ownership Plan (the “K Plus Plan”) until December 31, 2005. Effective January 1, 2006, the Company and certain affiliates adopted the Plan and ceased participation in the K Plus Plan. Effective on or after January 1, 2006, the accounts under the PacifiCorp K Plan of participants under the Plan will be transferred to the Plan. Under the K Plus Plan, participants may, under certain circumstances, elect to have benefits paid in installments.

The Plan is designed to pay benefits only as a lump sum. The amounts transferred from the K Plus Plan remain subject to the provisions that allow payment of benefits in the form of installments, subject to the following:

(a) Effective the 90th day after a participant has been furnished with a summary that reflects the provisions of this Appendix and satisfies the requirements of 29 CFR 2520.104b-3, the participant shall not have the right to payment of benefits in the form of installments and may receive benefits under the Plan only in the form of a lump sum payment.

(b) The provisions of (a) do not apply to a participant that has started distribution of transferred amounts in the form of installment payments before the 90th day after receipt of the summary.

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